Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) shall be effective as of December 31, 2008, by and between Boston Private Financial Holdings, Inc., a duly organized Massachusetts corporation with its principal place of business at Ten Post Office Square, Boston, Massachusetts (the “Company”), and Timothy L. Vaill of Andover, Massachusetts (the “Executive”), hereinafter collectively the “Parties.”

WHEREAS, the operations of the Company and its affiliates are a complex matter requiring leadership and direction in a variety of areas, including financial, strategic planning, regulatory, personnel development, community relations and others;

WHEREAS, the Executive is currently serving as Chairman and Chief Executive Officer of the Company pursuant to the Executive Employment Agreement, dated as of January 1, 2004 by and between the Parties (the “Prior Agreement”)

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the leadership and direction required by the Company and its affiliates and to play a material role in ensuring a timely and successful transition of executive responsibilities; and

WHEREAS, the Company desires to retain the Executive subject to the terms and conditions hereinafter set forth (which shall amend and restate the Prior Agreement), and the Executive wishes to accept such continuing employment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, for the Term set forth in Paragraph 2 below, in the positions and with the duties and responsibilities set forth in Paragraph 3 below.

2. Term. This Agreement shall become effective as of the date first set forth above (the “Effective Date”), and, as of that date, shall replace any preceding agreement with respect to periods of employment on and after the Effective Date. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall commence on the Effective Date hereof and continue through the close of business on the earlier of (i) December 31, 2010, and (ii) the date that is 90 days after the designation by the Board of Directors of the Company (the “Board”) of an individual to succeed the Executive as Chief Executive Officer of the Company (the “Term”), provided, however, that in no event shall the Term end prior to December 31, 2009. For purposes of the preceding sentence the Board’s designation shall be effective on the date notice of such designation is issued to the Executive in writing by the Board’s lead director, acting within authorization from the Board.

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3. Capacity and Performance.

3.1 The Executive shall be employed during the Term as Chairman and Chief Executive Officer of the Company, and shall perform such duties and responsibilities on behalf of the Company as may reasonably be assigned to him by the Board consistent with Executive’s position, it being the express understanding of the Parties that a primary duty and responsibility of the Executive shall be to assist the Board in securing the engagement during the Term of a qualified individual (as determined by the Board in its sole discretion) to succeed the Executive as Chief Executive Officer of the Company. As Chairman and Chief Executive Officer, the Executive shall exercise general supervision over the property, business and overall affairs of the Company and its subsidiaries and affiliates. The Executive shall report and be responsible to the Board.

3.2 During the Term, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive agrees to devote substantially all of his working time and best efforts to the performance of his duties and responsibilities under this Agreement; provided, however, it shall not be a violation of this Agreement for the Executive (i) to serve on the boards of directors of a reasonable number of other corporations, trade associations and/or charitable organizations, (ii) to engage in charitable and community affairs, and/or (iii) to manage his personal investments and affairs, so long as such activities do not materially interfere with the proper performance of his duties and responsibilities as Chairman and Chief Executive Officer of the Company. It is expressly agreed and understood that, to the extent that any such activities have been conducted by the Executive prior to a Change in Control (as defined in Paragraph 6.4 below), the continued conduct of such activities following a Change in Control shall not be deemed to interfere materially with the performance of the Executive’s duties and responsibilities to the Company.

3.3 If the Executive is suspended and/or temporarily prohibited from participating in the affairs of the Company by a notice served by state or federal banking regulators, the obligations of the Company hereunder shall be suspended as of the date of service, unless stayed by appropriate legal proceedings. If the charges in the notice are dismissed without a finding or acknowledgment of wrongdoing on the part of the Executive, the Company shall pay to the Executive all of the compensation under Paragraph 4 withheld while such obligations were suspended, and shall promptly reinstate going forward all of the obligations that had been so suspended.

4. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, service as an executive, officer, director, or member of any committee of the Company, or any subsidiary or affiliate thereof, the Executive shall be compensated as set forth below.

4.1 Base Salary. The Executive shall be paid a base salary at an annual rate of $650,000, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereinafter referred to as “Base Salary.” The Executive’s Base Salary shall be reviewed not later than December 31, 2009 for increase, in the sole discretion of the Board. Base Salary shall in no event be subject to decrease from its then-existing level during the Term.

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4.2 Bonus. The Executive shall participate in the Annual Executive Incentive Plan (or a substantially similar or successor plan), pursuant to which the Executive shall be considered annually for an incentive bonus based on an agreed percentage of Base Salary (“Bonus”). The amount of the annual Bonus shall be determined by the Board, based on its assessment of the Executive’s performance and that of the Company against appropriate and reasonably achievable goals established by the Compensation Committee of the Board after consultation with the Executive, which Bonus, if any, shall be payable between January 1 and March 15 of the year following the fiscal year for which the Bonus was earned. Any Bonus or incentive compensation paid to the Executive shall be in addition to Base Salary. In the event that, pursuant to Paragraph 2 hereof, the Term expires between December 31, 2009 and December 31, 2010, the Executive shall, subject to the requirements of this Paragraph 4.2, be paid a pro-rata Bonus for the fiscal year ending December 31, 2010, which Bonus shall be payable between January 1, 2011 and March 15, 2011.

4.3 Long-Term Incentive Compensation. The Executive shall participate in the 2004 Stock and Incentive (or any successor plan) (the “Stock Plan”) and all other similar plans that the Board may adopt, or has adopted, from time to time on such terms and conditions as the Board shall determine.

5. Benefits.

5.1 Employee Benefit Programs. During the Term, and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee pension and welfare benefit plans, programs and arrangements of the Company, as in effect from time to time, to the same extent that other senior executives of the Company are eligible to so participate. Such participation shall be subject to the terms of the governing plan documents and generally applicable Company policies.

5.2 Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Agreement, as amended and restated effective as of the Effective Date (and as may be further amended from time to time), shall continue in effect until amended or terminated by agreement of the parties (as amended, the “SERP”).

5.3 Fringe Benefits. During the Term, the Executive shall be eligible to participate in any and all of the Company’s executive fringe benefits, subject to and in accordance with the terms and conditions of such arrangements as are in effect from time to time for the senior executives of the Company. Notwithstanding any changes to the fringe benefits available to senior executives of the Company, the Executive shall be entitled during the Term to either direct payment or reimbursement (at the Executive’s option) of reasonable costs and expenses in an amount not to exceed $100,000 annually for (i) an annual physical examination and any medical testing related thereto, (ii) annual tax planning and tax return preparation services, (iii) periodic estate planning and will preparation services, and (iv) personal legal services approved by the Board and arising from Company-related activities. Any reimbursements with respect to the services described above shall be made by the Company as soon as is reasonably practicable and in no event later than December 31 of the calendar year following the year in which such expenses were incurred. The payment for tax return preparation and legal services, as provided hereinabove, shall be extended for the benefit of the Executive’s estate for a period of one year following the Executive’s death during the Term.

EXECUTION VERSION

5.4 Vacation. During the Term, the Executive shall be entitled to (i) four (4) weeks of paid vacation during the course of each 12-month period of employment, and (ii) a pro-rata period of vacation during any shorter period of employment. Vacation shall be taken at such times and intervals as shall be determined by the Executive, in his reasonable judgment, subject to the operating and business needs of the Company.

5.5 Insurance.

(a) The Company shall purchase and maintain in effect by prompt payment of the premiums due thereon a policy (1) covering officers’ and directors’ liability in compliance with applicable federal banking rules and regulations, and (2) fiduciary liability relating to the Employee Retirement Income Security Act of 1974, as amended.

(b) In addition to the insurance coverage provided to employees of the Company generally, the Company shall provide to the Executive Company-paid term life insurance with a gross death benefit of no less than $2,000,000.

(c) The Company shall pay to Executive annually on January 1 a bonus, grossed up for applicable taxes, in such amounts as are necessary to pay the Executive’s premium for such year for a split dollar life insurance policy issued by Mass Mutual on March 22, 1996 and owned by the Vaill Insurance Trust 1995-B.P.B.T.C.-trustee. Upon termination of employment, the Company shall have no further responsibility for premium payments.

5.6 Expense Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by him in performing services hereunder, in accordance with the prevailing policies and procedures established by the Company for its senior executive officers.

6. Termination of Employment. Notwithstanding the provisions of Paragraph 2 hereof, if the Executive’s employment hereunder shall terminate prior to the expiration of the Term under the following circumstances, the following consequences shall result:

6.1 Death. In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall automatically terminate. In such event, the Company shall promptly pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate or other legal representative:

(a) A lump-sum payment equal to 12 months of the Executive’s Base Salary, payable within 30 days following the Executive’s death;

(b) pro-rata Bonus for the fiscal year of the Executive’s death, payable when such Bonus would otherwise be paid to the Executive pursuant to Paragraph 4.2;

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(c) rights to exercise stock options, as provided under the terms of the Executive’s stock option grants and agreements with the Company;

(d) any rights, benefits and/or coverages available for the benefit of deceased participants under the terms of the plans, programs and arrangements for the Executive set forth in Paragraphs 4.3, 5.1, 5.2, 5.3 and 5.5 hereof; and

(e) payment of any accrued but unpaid Base Salary, unused vacation, unreimbursed business expenses, and unpaid Bonus for the prior Performance Year, together with any other vested rights and entitlements remaining unpaid at the Executive’s death, payable within 30 days following the Executive’s death.

6.2 Disability. In the event the Executive’s Separation from Service (defined below) with the Company occurs for reason of disability, the Company shall promptly pay to the Executive:

(a) Base Salary until the later of the end of the Term or the commencement of payments under a long-term disability insurance policy of the Company replacing at least sixty-six and two-thirds percent (66  2/3%) of the Executive’s Base Salary as in effect immediately prior to the termination of the Executive’s employment;

(b) pro-rata Bonus for the fiscal year in which Executive’s employment terminated, payable when such Bonus would otherwise be paid to the Executive pursuant to Paragraph 4.2;

(c) rights to exercise stock options, as provided under the terms of the Executive’s stock option grants and agreements with the Company;

(d) any rights, benefits and/or coverages available to former employees who separate from service based on disability under the terms of the plans, programs and arrangements for the Executive set forth in Paragraphs 4.3, 5.1, 5.2, 5.3 and 5.5 hereof; and

(e) payment of any accrued but unpaid Base Salary, unused vacation, unreimbursed business expenses, and unpaid Bonus for the prior performance year, together with any other vested rights and entitlements remaining unpaid at the Executive’s termination of employment, payable within 30 days following the Executive’s Separation from Service. In the event such 30-day period extends over two tax years, the Executive shall not be permitted, directly or indirectly, to designate the tax year in which such payment is made.

For purposes of this Agreement, “disability” shall mean the Executive’s incapacity due to a physical or mental illness which has caused the Executive to be unable to carry out the essential functions of his position at the Company, either with or without reasonable accommodation, for 90 days during any period of 365 consecutive calendar days.

Disagreement regarding a determination of disability shall be subject to the certification of a qualified medical doctor mutually agreed to by the Company and the Executive, or, in the

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event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative or guardian. In the absence of an agreement between the Company and the Executive (or his legal proxy) in designating a doctor, each party shall nominate a qualified medical doctor, and the two doctors so nominated shall select a third doctor, which third doctor shall make the conclusive determination as to the disability of the Executive.

For purposes of this Agreement, the term “Separation from Service” shall mean the Executive’s “separation from service” from the Company, an affiliate of the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section l.409A-l(h).

6.3 Termination By the Company For Cause. The Company may terminate the Executive’s employment hereunder for “Cause,” at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following shall constitute Cause for termination:

(a) conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to, a felony; or

(b) willfully dishonest acts against the Company that are materially injurious to it or any of its affiliated entities; or

(c) gross and willful misconduct which causes or is likely to cause substantial financial loss to the Company or any of its affiliated entities, or to cause significant damage to the business reputation of the Company or any of its affiliated entities; or

(d) willful and persistent misconduct constituting bad faith in the performance of the Executive’s obligations under this Agreement; or

(e) willful breach of fiduciary duty involving personal profit to the Executive;

provided, however, the Executive’s employment shall not be terminated for Cause, with the exception of the events described in Subparagraph (a) above, unless the Executive shall have first received adequate written notice of the specific charges against him and an opportunity to be heard before the Board in response to same. No termination for Cause shall be effective unless the Board shall determine, based on clear and convincing evidence, that Cause in fact exists. In the event of a termination for Cause in accordance with the procedure set forth above, the Executive shall be entitled only to any unpaid Base Salary and Bonus for a prior Performance Year, and to those other continuing rights and benefits, if any, available under employee benefit programs of the Company to employees terminated for cause, and shall have no further rights hereunder.

For purposes of this Paragraph 6.3, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive intentionally, purposefully and without a subjective belief that the Executive’s act, or failure to act, was in the best interests of the Company and/or any of its subsidiaries.

EXECUTION VERSION

6.4 Termination By the Executive Following a Change in Control. The Executive may terminate his employment for Good Reason arising after a Change in Control, in which case the Company shall be obligated to pay, and the Executive shall be entitled to receive without any requirement of mitigation, the following:

(a) an amount payable in a lump sum within 30 days following the Executive’s Separation from Service equal to 2.99 times the sum of (i) the Executive’s current Base Salary and (ii) the average of the Bonus payments for the three most recent taxable years preceding termination; in the event such 30-day period extends over two tax years, the Executive shall not be permitted, directly or indirectly, to designate the tax year in which such amount is paid;

(b) pro-rata Bonus for the fiscal year in which the Executive’s employment terminated, payable when such Bonus would otherwise be paid to the Executive pursuant to Paragraph 4.2;

(c) any outstanding unvested stock options and restricted stock awards under the Company’s 1988 Employee Incentive Stock Option Plan, the 1997 Long-Term Incentive Plan, the Stock Plan, and any other equity plans shall become immediately vested and exercisable; provided that any such options granted on and after the date of the Prior Agreement may be exercised by the Executive within the earlier of (x) three years following the date of such termination or (y) the original expiration date of such option, and options granted prior to the date of the Prior Agreement may be exercised in accordance with their terms;

(d) continuation of the Executive’s perquisites and all other benefits of the Executive under any of the Company’s medical and benefit plans, life insurance plans, disability income plans, benefits equalization plan, vacation plans, expense reimbursement plans, or other employee benefit plans described in Paragraph 5 hereof (collectively the “Employee Benefit Plans” and each individually an “Employee Benefit Plan”), upon the same terms as in effect on the date of employment termination for the remainder of the Term, or until such earlier time as the Executive becomes eligible for equivalent coverage(s) under another group benefit plan. Solely for purposes of benefits continuation under the Employee Benefit Plans, the Executive shall be deemed to be an active employee of the Company, during the above-described continuation period following employment termination. To the extent that benefits required under this Paragraph 6.4(d) cannot be provided under the terms of any Employee Benefit Plan, the Company shall enter into alternative arrangements that will provide the Executive with comparable benefits, or shall provide the Executive with the economic equivalent of the same; and

(e) any accrued but unpaid Base Salary, unused vacation, unpaid Bonus for the prior performance year, together with any other vested rights and entitlements remaining unpaid at the Executive’s termination of employment, payable within 30 days following such termination; in the event such 30-day period extends over two tax years, the Executive shall not be permitted, directly or indirectly, to designate the tax year in which any payments are made hereunder.

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Payment(s) made under this Paragraph 6.4 shall not be reduced by any compensation or benefits which the Executive may receive from other employment with another employer, or otherwise, following termination of his employment with the Company. No termination hereunder shall adversely affect the Executive’s (or his spouse’s) rights, if any, to receive benefits as described in Paragraph 5.2 hereof.

A “Change in Control” shall occur upon the earliest of the following events: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan or trust of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company and other than the Executive and his affiliates and associates (as such terms are defined in Rule 12b-2 under the Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing at least 50 percent or more of the combined voting power of the Company’s then outstanding securities; (2) persons who, as of the date of the Agreement, constituted the Company’s Board (the “Incumbent Board”) cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director of the Company subsequent to the date of this Agreement whose election or nomination for election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Agreement, be considered a member of the Incumbent Board; or (3) (i) any consolidation or merger of the Company or its subsidiaries where the stockholders of Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50 percent or more of the combined voting power of the corporation issuing cash or securities in the consolidation or merger (or the ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer (in a transaction or series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, or (iii) any liquidation or dissolution of the Company.

For purposes of this Agreement, “Good Reason” shall exist if the Executive has complied with the “Good Reason Process” (as hereinafter defined) following the occurrence of any one of the following events during the Term:

(a) a significant adverse change, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, title, functions or duties; or

(b) a reduction, not consented to by the Executive, in the Executive’s Base Salary or Bonus opportunity as in effect on the date hereof or as the same may have been increased from time to time; or

(c) an attempt by the Company to relocate, not consented to by the Executive, the Executive to, or to require him to perform regular services at, any location that is more than fifty (50) miles from the Executive’s employment location on the date hereof; or

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(d) except as required by law or as consented to by the Executive, the failure by the Company or any of its subsidiaries to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which the Executive was theretofore participating, unless the Company or its successor provides the Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect the Executive’s benefits under any such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive hereunder; or

(e) the failure by the Company, not consented to by the Executive, to obtain an effective agreement from any successor to assume and agree to perform this Agreement.

“Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) the Executive notifies the Company in writing of the occurrence of the Good Reason event; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice, to modify the Executive’s employment situation in a manner reasonably acceptable to the Executive; and (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Executive. If the Company cures the Good Reason event in a manner acceptable to the Executive during the 30-day period, Good Reason shall be deemed not to have occurred.

6.5 Limitation on Termination Payments. Notwithstanding the foregoing, and except as provided herein, payments and benefits under this Agreement will be reduced to the extent necessary so that the Executive will not be liable for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Internal Revenue Code of 1986, as amended. In such event, the payments and benefits shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. The determination of the reduction provided herein shall be made, at the Company’s sole expense, by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date the Executive’s Separation from Service, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7. Non-Competition.

7.1 The Company shall be entitled to enjoin the employment of the Executive with any significant competitor of the Company for a period of two years following the Executive’s separation from employment with the Company for any reason, except to the extent that such

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employment is authorized by the Board, acting in its sole and absolute discretion, in a written instrument issued after the Effective Date that refers expressly to this Paragraph 7.1. During such 2-year period, even if the Executive is allowed to be employed with a significant competitor, he shall not misuse proprietary and confidential information of the Company for the benefit of such significant competitor. The term “significant competitor” shall mean any business that engages in an activity that competes substantially with the business of the Company or any of its affiliates.

It is the desire and intent of the Parties that the provisions of this Paragraph 7.1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Paragraph 7.1 shall be adjudicated to be invalid or unenforceable, such invalidation shall apply only with respect to the operation of this Paragraph 7.1 in the particular jurisdiction in which such adjudication is made.

7.2 During the Term and thereafter, the Executive shall keep secret and retain in strictest confidence, and will not disclose, without the prior written consent of the Company, any “Confidential Information,” which term includes, but is not limited to, any information relating to the business or affairs of the Company including but not limited to financial statements, business plans, personnel, operations, technology, customer lists and identities, potential customers, employees, servicing methods, strategies, analysis, profit margins or other proprietary information in connection with the Company; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the Executive’s part. The Executive agrees and acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

7.3 Without limiting the foregoing provisions of this Paragraph 7, during the Term, and for a period ending on the second anniversary of the Executive’s separation from employment with the Company, the Executive will not directly or indirectly:

(a) solicit or accept for employment or employ any person then, or within the prior six (6) months, employed by the Company, or request, influence or advise any person who is employed by or is in the service of the Company to leave such employment or service of the Company; or

(b) influence or advise any business that is or may be competitive with the business of the Company to employ or otherwise engage the services of any person who is employed by or is in the service of the Company; or

(c) solicit or accept any customer of the Company or request, induce or advise any customer of the Company to withdraw, curtail, diminish, terminate or cancel their business with the Company.

For purposes of this Paragraph 7.3, a business is or may be “competitive” with the Company if such business is engaged in banking, investment management, financial planning, trust administration or the related financial services. The Executive acknowledges that he can

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continue to actively pursue his career and earn sufficient compensation without breaching any of the foregoing restrictions. The period covered by this Paragraph 7.3 represented and agreed to be fair, reasonable and necessary.

7.4 The Executive acknowledges that any breach by him of any provisions of this Paragraph 7 will cause the Company to suffer irreparable damages for which the remedy at law will be inadequate, and that an injunction may be entered against the Executive by any court having jurisdiction, restraining the Executive from breaching any of the provisions of this Agreement or continuing the breach of any such provisions. Resort to such equitable relief, however, shall not be construed to be a waiver by the Company of any other rights or remedies that it may have to damages or otherwise.

8. Confidential Information.

8.1 The Executive agrees not to disclose, either while in the employ of the Company or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained by him while in the employ of the Company; provided, however, this provision shall not preclude the Executive from use or disclosure of information known generally to the public (other than that which may have been disclosed by someone not bound by an obligation of confidentiality and other than as a result of wrongful action by the Executive) or from disclosure required by law or court order or in the proper course of conduct of the Company’s business. For purposes of this Agreement, the term “confidential information” includes, but is not limited to, any information relating to the business or affairs of the Company, including, but not limited to, financial statements, business plans, personnel, operations, technology, customer lists and identities, potential customers, employees, servicing methods, strategies, analyses, profit margins or other proprietary information relating to the Company.

8.2 The Executive also agrees that, upon leaving the employ of the Company, he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board, any confidential information obtained by him during the course of his employment by the Company, including any depositor list, shareholder list, client list, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions.

8.3 The Parties recognize that the Company will have no adequate remedy at law for breach by the Executive of the covenants provided in this Paragraph 8 and, in the event of any such breach, the Company and the Executive hereby agree that the Company shall be entitled to a decree of specific performance or other appropriate remedy to enforce performance of such covenant(s).

9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive, or to his estate or beneficiaries, shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

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10. Compliance with EESA. During any period in which the United States Department of Treasury (“Treasury”) holds an equity or debt position acquired from the Company pursuant to Treasury’s TARP Capital Purchase Program (the “CPP”), the following provisions shall apply:

(a) Notwithstanding anything in this Agreement or otherwise to the contrary, to the extent that the Executive is a ‘senior executive officer’ (as defined in Section 111(b)(3) of EESA, and the guidance promulgated thereunder), (i) the Executive shall not be entitled to receive from the Company any ‘golden parachute payment’ (within the meaning of Section 111(b)(2)(C) of EESA, and the guidance promulgated thereunder) upon an applicable severance from employment, and any payments or benefits payable to the Executive shall be reduced to the extent necessary to comply with this Paragraph 11(a) and the applicable restrictions with respect to the payment of ‘golden parachute payments’ under the CPP, and (ii) any Bonus or other incentive compensation paid to the Executive during such period shall be subject to recovery or ‘clawback’ by the Company if such payments were based on materially inaccurate financial statements or any other material inaccurate performance metric criteria.

(b) The Executive acknowledges that, pursuant to the CPP, Treasury shall require the Company to review its benefit plans and agreements to ensure that they do not encourage its senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent such review requires revisions or amendments to any agreement or benefit plan or arrangement to which the Executive is a party, the Executive hereby agrees to consent to any such revisions or amendments.

(c) If requested by Treasury in connection with the Company’s participation in the CPP, the Executive agrees to grant to Treasury a waiver releasing the United States and the Company from any claims related to the requirements imposed by EESA and the Company’s participation in the CPP that the Executive may otherwise have, including, without limitation, any claims for compensation the Executive would otherwise receive.

11. Section 409A.

11.1 Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Separation from Service, or (B) the Executive’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

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11.2 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

11.3 The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Mitigation. In the event of any termination of employment entitling the Executive to amounts under this Agreement, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Agreement respecting employee benefits.

13. Notices. Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

14. Entire Agreement. This Agreement contains the entire agreement between the Parties hereto with respect to the matters referenced herein, and supersedes all prior agreements or understandings relating to such matter, including the Prior Agreement and any change in control agreement and non-solicitation and non-disclosure agreements; provided, however, that except as otherwise specifically modified by this Agreement, nothing herein shall supersede the terms of any stock option award(s) or restricted stock grant(s) authorized and granted in writing to the Executive under the Boston Private Financial Holdings, Inc. 2004 Stock Option and Incentive Plan, and the Boston Private Financial Holdings, Inc. 1997 Long-Term Incentive Plan.

15. Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party, but shall inure to the benefit of and be binding upon his or its permitted successors or assigns, including, in the case of the Company, any other corporate entity with which the Company may be merged or otherwise combined or which may acquire the Company or its assets in whole or substantial part. Nothing herein expressed or implied is intended to confer upon any person, other than the Parties hereto, any right, remedies, obligations, or liabilities under or by reason of this Agreement.

16. Applicable Law. This Agreement shall be deemed a contract under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Massachusetts.

EXECUTION VERSION

17. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board, or any authorized committee of the Board, is agreed to in writing, and is signed by the Executive and by an officer of the Company thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

18. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19. Reference. In the event of the Executive’s death or a judicial determination of his incompetency, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representatives, or, where appropriate, to his beneficiary or beneficiaries.

20. Titles. Titles to the paragraphs of the Agreement are intended solely for convenience, and no provisions in this Agreement are to be construed by reference to the title of any paragraph.

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EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto authorized, and the Executive has hereunto set his hand, all on the day and year first above written.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Lynn Thompson Hoffman
Lynn Thompson Hoffman, Chairman of the Compensation Committee of its Board of Directors

/s/ Timothy L. Vaill
TIMOTHY L. VAILL

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